Exhibit 10.39

Execution Copy

Agreement

          Agreement, dated as of February 28, 2005 (this “Agreement”), among PHIBRO ANIMAL HEALTH CORPORATION (formerly known as Philipp Brothers Chemicals, Inc.), a New York corporation (the “Corporation”), PAHC HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), PALLADIUM CAPITAL MANAGEMENT, L.L.C., a Delaware limited liability company (“Palladium”), PALLADIUM EQUITY PARTNERS II, L.P. a Delaware limited partnership (“PEP II”), PALLADIUM EQUITY PARTNERS II-A, L.P., a Delaware limited partnership (“PEP II-A”), and PALLADIUM EQUITY INVESTORS II, L.P., a Delaware limited partnership (“PEI” and together with PEP II and PEP II-A, the “Investor Stockholders”) (each a “Party” and, together, the “Parties”), and for the limited purposes set forth in Section 3 hereof, Jack C. Bendheim and Marvin S. Sussman (each a “Principal Stockholder” and, together, the “Principal Stockholders”).

          WHEREAS, the parties desire to reflect certain agreements regarding, among other things, (i) the Stockholders Agreement, dated as of November 30, 2000, by and among the Corporation, the Investor Stockholders and the stockholders signatory thereto (as amended, modified and/or waived, the “Stockholders Agreement”), (ii) certain provisions of the Certificate of Incorporation of the Company, as amended (the “Charter”) and (iii) that certain Purchase and Sale Agreement dated as of December 26, 2003 among the Corporation, the Investor Stockholders, The Prince Manufacturing Company and others (the “Prince Agreement”);

          NOW, THEREFORE, in consideration of the premises, mutual promises and mutual benefits to be derived and the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Each of the Investor Stockholders hereby agrees that, notwithstanding anything to the contrary contained in the Stockholders Agreement or in the Charter:

          (a) The Corporation shall be entitled to call for redemption, and to redeem, on February 28, 2005 (the “Redemption Date”), all of the issued and outstanding Series C Redeemable Participating Preferred Shares, par value $100.00 per share, of the Corporation (the “Series C Preferred Shares”), for an aggregate redemption price for all such shares of $26.4 million (which corresponds to a per share redemption price of $2,492.68) (the “Redemption Price”), to be allocated among the Investor Stockholders, pro rata in accordance with their respective shares of Series C Preferred

Shares, as provided in Schedule I hereto. The Redemption Price shall be in consideration of the Redemption and the other matters set forth in this Agreement.

          (b) The Investor Stockholders shall tender to the Corporation at its principal executive office all of the issued and outstanding shares of Series C Preferred Shares, and all certificates therefor, duly endorsed, or accompanied by duly executed stock powers, in blank, on the Redemption Date (the “Redemption”), in consideration of the wire transfer of the Redemption Price, consistent with Schedule I hereto, to the account specified on said Schedule I.

          (c) The Redemption Price, the Redemption and the Capital Stock Transaction Adjustment herein agreed to shall be in lieu of and in full satisfaction of the following:

          (i) any and all amounts provided for in the Charter and/or any calculations as to redemption price and/or any such amounts required pursuant thereto, and all other provisions of the Charter providing for any redemption of Series C Preferred Shares or otherwise applicable in respect of the Redemption and/or any of the Holding Company Transactions (as defined herein); provided that the provisions of Section 3(c) of Article FOURTH of the Certificate of Amendment of Certificate of Incorporation of the Corporation, dated November 30, 2000, as amended (the “Amendment”), as amended by Section 2 below, shall apply to any Capital Stock Transaction (as defined below);

          (ii) any and all amounts now or hereafter due or payable in respect of the Backstop Indemnification Amount referred to in section 4.3 of the Prince Agreement; and

          (iii) any and all liabilities and obligations in respect of the foregoing.

          (d) Each of the Investor Stockholders hereby waives any deficiencies in or with respect to any notice of redemption given by the Corporation, or to be given by the Corporation with respect to the Redemption, and without limiting the foregoing hereby waives, to the maximum extent permitted by applicable law, any requirement that notice of the Redemption be given within any required period prior thereto. Without limiting the foregoing, the Investor Stockholders hereby acknowledge the Notice of Redemption by the Corporation dated February 17, 2005, and agree that no other or further notice of the Redemption need be given by the Corporation, and such notice, together with this Agreement, shall be in lieu of the notice and notice period specified in Section 3(a)(iv) of Article FOURTH of the Amendment, and the record date of the determination of the Series C Preferred Shares to be redeemed may be the date of such notice.

     2. If the aforesaid Redemption pursuant to this Agreement shall occur, then Section 3(a)(iii) of Article FOURTH of the Amendment shall be deleted in its entirety. In addition, Section 3(c)(i) thereof shall be amended to read as follows:

     “(c) Capital Stock Transaction Adjustment. If (i) the Corporation, a member of the Bendheim Group (as defined below), or PAHC Holdings Corporation (“Holdings”) shall effect a Capital Stock Transaction (as defined below) and (ii) in the case of a Capital Stock Transaction referred to in clause (1) of the definition thereof, as a result of such transaction or a combination of such transactions, members of the Bendheim Group in the aggregate shall receive cash or capital stock or other securities of a class that is registered under the Securities Act of 1933, as amended, with respect to or in exchange for capital stock of the Corporation or Holdings owned by members of the Bendheim Group, on a cumulative basis from and after the Redemption Date, in excess of $24 million, then within three (3) business days after the later of the consummation of the Capital Stock Transaction or receipt of the $24 million, the Corporation shall pay the Capital Stock Transaction Amount (as defined below) to the Investor Stockholders.

“Bendheim Group” means, collectively, (i) Jack C. Bendheim, (ii) each of his spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren), and the spouses, siblings, ancestors and descendents thereof (whether by blood, marriage or adoption, and including stepchildren), and the beneficiaries, estates and legal representatives of any of the foregoing, including, without limitation and for the avoidance of doubt, Marvin S. Sussman, (iii) all trusts of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, (iv) all corporations, partnerships, limited liability companies, investment funds or other persons or entities principally owned by and/or organized or operating for the benefit of any of the foregoing, and (v) all affiliates of Jack C. Bendheim and Marvin S. Sussman.

“Capital Stock Transaction” means (1) any of the following: (A) any recapitalization of the Corporation or Holdings of any of its or their capital stock, (B) any consolidation, merger or combination of the Corporation or Holdings with or into another corporation or entity, (C) any sale or conveyance of assets of the Corporation or Holdings to any person or entity, (D) any sale or transfer for value by any member or members of the Bendheim Group of shares of capital stock of Holdings, other than to or among members of the Bendheim Group, or (E) any redemption, acquisition or other purchase by Holdings or any subsidiary thereof of, or any dividend or distribution on, any shares of Holdings beneficially owned by any member or members of the Bendheim Group, other than pursuant to the Phibro-Tech Agreement (as such agreement is defined below); and (2) any initial public offering of any capital stock of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a pre-money valuation for the capital stock owned by the Bendheim Group of more than $24 million. For purposes hereof, (i) a bona fide pledge, encumbrance or hypothecation of capital stock as security for indebtedness of the Corporation, Holdings or a subsidiary thereof or in connection with a guaranty thereof, or any related foreclosure or assignment in lieu of foreclosure, shall not be a sale or transfer within the meaning or intent of clause (1)(D) above, and (ii) if members of the Bendheim Group shall contribute their shares of Holdings to and form a holding company for Holdings, references in this Section (c) to “Holdings” shall be deemed to include such new holding company.

“Capital Stock Transaction Amount” means $4 million, less all amounts (if any) previously paid in respect of the Capital Stock Transaction Amount.

“Phibro-Tech Agreement” means the Stockholders Agreement, dated February 21, 1995, between Phibro-Tech, Inc., I. David Paley, Nathan Bistricer and James O. Herlands, as amended and in effect on the date hereof, and as thereafter amended, except for any amendment subsequent to the date hereof which causes the terms of such agreement to be less favorable in any respect to the Corporation or to any Investor Stockholder.”

     3. The Charter shall be amended to reflect the provisions of Sections 1 and 2 hereof, pursuant to a Certificate of Amendment substantially in the form of Exhibit 3 hereto (the “New Amendment”). The Corporation, Holdings, the Principal Stockholders and the Investor Stockholders hereby irrevocably consent to and approve the New Amendment, and irrevocably agree to vote in favor of the New Amendment at any meeting of shareholders or holders of any class or series of shares of the Corporation at which such vote is to be taken. Anything to the contrary contained in this Agreement notwithstanding, the Redemption shall be conditioned upon the filing with the Secretary of State of the State of New York of a Certificate of Amendment to the Charter consistent with the New Amendment.

     4. The Investor Stockholders hereby consent to the Holding Company Transactions to the extent any aspect thereof requires any consent pursuant to the Stockholders Agreement or the Charter. The “Holding Company Transactions” means (a) the contribution by each holder of capital stock of the Corporation, other than the Investor Stockholders, of the capital stock held by them, respectively, to Holdings in exchange for substantially the same number and class of shares of capital stock of Holdings, (b) the issuance of $29 million of 15% senior secured notes due 2010 of Holdings, with interest payable at the election of Holdings in cash or pay-in-kind notes, and the pledge of and grant of security interests in substantially all of the assets of Holdings (which as of the date hereof consist solely of capital stock of the Corporation and proceeds of such notes) to secure the indebtedness and obligations of Holdings in respect of such notes and/or the indenture and related instruments and agreements pursuant to which such notes were issued and such pledge and grant of security interests are to be made, and (c) the use of the proceeds from the sale of such notes, upon release from escrow, by Holdings, directly or indirectly, to redeem the Series C Preferred Shares of the Corporation either by (i) making a capital contribution to the Corporation to contemporaneously finance the redemption of the Series C Preferred Shares, or (ii) purchase a new series of preferred stock of the Corporation, referred to as Series D Preferred Shares, that may be issued by the Corporation to finance the redemption of the Series C Preferred Shares.

     5. The Corporation reserves the right to abandon or terminate the Redemption (even after any call or notice thereof) and any of the Holding Company Transactions at any time and for any reason without liability to Palladium or the Investor Stockholders.

     6. Each Investor Stockholder hereby waives any and all provisions of the Stockholders Agreement, the Charter and/or any other document that requires any Investor Director, Investor Stockholder or holder of Series C Preferred Shares to approve the Redemption or the Holding Company Transactions, or which conditions consummation of the Redemption or the Holding Company Transactions on any Investor Director, Investor Stockholder or holder of Series C Preferred Shares approval thereof.

     7. The parties hereto agree that, upon the Redemption, the Stockholders Agreement shall terminate, the right of the Investor Stockholders to representation on the Board of Directors shall terminate, and the former holders of Series C Preferred Shares will have no voting or consent rights, except that the Corporation, without the prior consent or affirmative vote of the holders of at least two-thirds of the holders of Series C Preferred Shares on the date of Redemption, given in person or by proxy, either in writing or at a meeting called therefore, shall not amend, alter or change the rights, preferences, privileges or powers of the Series C Preferred Shares contained in the Certificate of Incorporation in any manner that adversely affects any shares thereof or present or future holders thereof.

     8. (a) Palladium and each of the Investor Stockholders hereby fully releases and forever discharges the Corporation and all of its subsidiary companies and their present and former officers, directors, employees, shareholders, agents, attorneys, insurance carriers, and other representatives, and all of their respective successors, heirs, assigns, predecessors, departments, affiliated companies, associated companies and ventures, from and on account of any and all claims, demands, or actions of any nature whatsoever, now known or anticipated or unknown or unanticipated, which it ever had, now has, might have, or might claim to have, for or arising out of or relating to the Released Claims (as defined below).

     Notwithstanding anything to the contrary herein, the Released Claims do not include, and specifically exclude, any and all claims, demands, or actions of any nature whatsoever, now known or anticipated or unknown or unanticipated, which Palladium and each of the Investor Stockholders ever had, now has, might have, or might claim to have, for or arising out of or relating to indemnification and any other obligations expressly set forth in the documents set forth on Schedule 8(a) hereto, in each case including all schedules and exhibits thereto; provided that any claim or cause of action under the Prince Agreement (as defined in said Schedule 8(a)) or any certificate or other document delivered pursuant thereto with respect to a breach of Section 5.30 of the Prince Agreement or indemnification in respect thereof, including without limitation, any Fraud Claim (as defined therein), shall be Released Claims.

     For purposes hereof, the “Released Claims” shall mean any and all claims, causes of action, liabilities and obligations related to or arising out of the Series C Preferred Shares or any provisions of the Charter relating thereto, or the Holding Company Transactions, and shall include, but shall not be limited to, any claim or cause of action, or any liabilities or obligations, arising out of the redemption or repurchase of any shares of Class C Preferred Stock, under any federal or state securities or other law, regulation or ordinance, or any public policy, whether by contract, by reason of any tort, or under common law, and whether for fraud (including but not limited to fraud in the inducement), failure to disclose or misleading or inadequate disclosure of information, or otherwise, and any and all claims for costs, fees or other expenses, including attorneys’ fees, incurred in connection with any of the foregoing; it being understood that the rights and obligations under this Agreement (including, as contemplated by Section 2 hereof, rights and obligations under the Charter with respect to any Capital Stock Transaction) do not constitute Released Claims.

          (b) Palladium and each of the Investor Stockholders represents and warrants that it has not assigned, transferred or otherwise encumbered or purported to assign, encumber or transfer to any person or entity any of the Released Claims or any part or portion of any of the Released Claims. Palladium and each of the Investor Stockholders agrees that the release set forth in this Section 8 shall not be deemed or construed at any time to be an admission by the Corporation or any other person or entity of any improper or unlawful conduct or breach of contract.

          (c) The Corporation represents that its Quarterly Report on Form 10-Q for the period ended December 31, 2004 and Post-Effective Amendment No. 1 to Registration Statement on Form S-4 filed February 25, 2005, its most recent public securities filings with the Securities and Exchange Commission, present fairly in all material respects all material facts about the Corporation, its business and financial condition.

          (d) Until the Capital Stock Transaction Amount shall be paid in full, the Corporation shall deliver to the Investor Stockholders by first class mail, postage prepaid, a notice certifying the amount of cash and capital stock and other securities of a class that is registered under the Securities Act of 1933, as amended, received by members of the Bendheim Group (as defined in Section 2 above) in the aggregate with respect to or in exchange for capital stock of the Corporation or Holdings owned by members of the Bendheim Group, as a result of a Capital Stock Transaction or a combination of Capital Stock Transactions effected by the Corporation, a member of the Bendheim Group or Holdings. Each such notice shall be sent within ninety (90) days after the end of each fiscal year of the Corporation and, if a Capital Stock Transaction Amount shall be payable, within three (3) business days after the Capital Stock Transaction or dividend or distribution giving rise to the payment obligation with respect to such Capital Stock Transaction Amount. Each such notice shall state the following: (A) the amount of proceeds of Capital Stock Transactions and dividends or distributions in each case counting towards the $24 million threshold in the Capital Stock Transaction Adjustment (if any) during such period and the cumulative amount received by members of the Bendheim Group in the aggregate counting towards such $24 million threshold from the date hereof, and (B) if applicable, the Capital Stock Transaction Amount payable and the method of calculation therefor.

     9. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Corporation and the Investor Stockholders.

     10. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     11. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Any attempted assignment without such consent shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, as applicable.

     12. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Palladium or any Investor Stockholder, to:

c/o Palladium Capital Management, L.L.C.
1270 Avenue of the Americas, Suite 2200
New York, New York 10020
Telephone: (212) 218-5150
Facsimile: (212) 218-5155
Attention: Marcos A. Rodriguez

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Telephone: (212) 408-2469
Telecopier: (212) 326-2061
Attention: Gregory Gilbert, Esq.

(i) if to the Corporation, to:

Phibro Animal Health Corporation
65 Challenger Road, Third Floor
Ridgefield Park, New Jersey 07660
Telephone: (201) 329-7300
Facsimile: (201) 329-7399
Attention: Mr. Jack Bendheim

with a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022
Telephone: (212) 907-7300
Telecopier: (212) 754-0330
Attention: Lawrence M. Bell, Esq.

All such notices and other communications shall be deemed to have been given and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of delivery by telecopy, on the date of such delivery, (C) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch, and (D) in the case of mailing, on the third business day following such mailing.

Each party may change its address from time to time for purposes of notice or other communication hereunder by giving notice to the other parties hereto in accordance with this section. Each notice or other communication shall for all purposes of this Agreement be treated as being effective or having been given upon receipt unless otherwise indicated herein.

     13. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

     14. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND FULLY PERFORMED WITHIN THE STATE OF NEW YORK BY RESIDENTS OF THE STATE OF NEW YORK.

     15. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York County, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it or he may legally and effectively do so, any objection that it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement or the transactions contemplated hereby in any New York state or federal court sitting in New York County, New York. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

     16. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

     17. The parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

     18. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

     19. Each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

     20. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     21. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

     22. This Agreement shall terminate and be of no further force immediately if the Corporation does not stand ready and able to effect the Redemption prior to March 1, 2005. Notwithstanding the foregoing and for the avoidance of doubt, in the event that this Agreement is terminated in accordance with the preceding sentence, the consents in this Agreement and waivers set forth in this Agreement shall survive with respect to all actions theretofore taken by the Corporation in reliance thereon, and the release set forth in Section 8 hereof will become null and void as though this Agreement had never been executed or delivered and such release not given.

[Remainder of this Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

PHIBRO ANIMAL HEALTH CORPORATION

By:	/s/ Richard G. Johnson

Name: Richard G. Johnson
Title: CFO

PALLADIUM EQUITY PARTNERS II, L.P. By: Palladium Equity Partners II, L.L.C.

By:	/s/ Peter Joseph

Name: Peter Joseph
Title: Member

PALLADIUM EQUITY PARTNERS II-A, L.P. By: Palladium Equity Partners II, L.L.C.

By:	/s/ Peter Joseph

Name: Peter Joseph
Title: Member

PALLADIUM EQUITY INVESTORS II, L.P. By: Palladium Equity Partners II, L.L.C.

By:	/s/ Peter Joseph

Name: Peter Joseph
Title: Member

PALLADIUM CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Peter Joseph

Name: Peter Joseph
Title: Managing Director

AS TO SECTION 3 OF THE AGREEMENT ONLY:

/s/ Jack C. Bendheim

Jack C. Bendheim:

AS TO SECTION 3 OF THE AGREEMENT ONLY:

/s/ Marvin S. Sussman

Marvin S. Sussman

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